Exhibit 3.1

Celestica Inc.

BY-LAW 2

A by-law relating generally to the advance notice requirements for the nomination of directors of Celestica Inc.

BE IT ENACTED AND IT IS HEREBY ENACTED as a by-law of Celestica Inc. (hereinafter called the “Corporation”) as follows:

DEFINITIONS

1.            In this by-law of the Corporation, unless the context otherwise specifies or requires:

A.	“Act” means the Business Corporations Act (Ontario), or any statute that may be substituted for it, and the regulations to it, as from time to time amended;

B.	“Affiliate”, when used to indicate a relationship with a specific person or company, shall mean a person or company that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such specified person or company;

C.	“Applicable Securities Laws” means the applicable securities legislation of each province and territory of Canada, any Canadian federal securities legislation applicable therein, in each case as amended from time to time, and the rules, regulations and forms made or promulgated under any such statute and the published national instruments, multilateral instruments, policies, bulletins and notices of the securities commissions and similar regulatory authorities of (i) each province and territory of Canada, (ii) the federal government of the United States and, if applicable, (iii) the federal government of Canada;

D.	“business day” means a day, other than Saturday, Sunday and any other day that is a holiday (as defined in the Interpretation Act (Canada)) in Ontario, Canada;

E.	“Close of Business” means 5:00 p.m. (Toronto time) on a business day;

F.	“Public Announcement” shall mean disclosure in a press release reported by a national news service in Canada, or in a document publicly filed by the Corporation under its profile both on SEDAR+ at www.sedarplus.com and on EDGAR at www.sec.gov.

G.	all terms contained in this by-law which are defined in the Act shall have the meanings given to such terms in the Act;

H.	words importing the singular number only shall include the plural and vice versa; and

I.	the headings used in this by-law are inserted for reference purposes only and are not to be considered or taken into account in construing the terms or provisions thereof or to be deemed in any way to clarify, modify or explain the effect of any such terms or provisions.

Advance Notice of Nominations of Directors.

2.            Nomination Procedures. Subject only to the Act, Applicable Securities Laws and the articles of the Corporation, only persons who are nominated in accordance with the following procedures shall be eligible for election as directors of the Corporation. Nominations of persons for election to the board may be made at any annual meeting of shareholders of the Corporation, or at any special meeting of shareholders of the Corporation if the election of directors is a matter specified in the notice of meeting:

A.	by or at the direction of the board, including pursuant to a notice of meeting;

B.	by or at the direction or request of one or more shareholders of the Corporation pursuant to a proposal made in accordance with the provisions of the Act, or a requisition of a shareholders meeting by one or more of the shareholders made in accordance with the provisions of the Act; or

C.	by any person (a “Nominating Shareholder”) who (i) at the Close of Business on the date of the giving of the notice provided for below in this by-law and on the record date for notice of such meeting of shareholders of the Corporation, is entered in the securities register of the Corporation as a holder of one or more shares carrying the right to vote at such meeting or who beneficially owns shares that are entitled to be voted at such meeting and provides evidence of such beneficial ownership to the Corporation, and (ii) complies with the notice procedures set forth below in this by-law.

3.            Timely Notice. In addition to any other applicable requirements, for a nomination to be made by a Nominating Shareholder, the Nominating Shareholder must have given timely notice thereof in proper written form to the Corporate Secretary of the Corporation in accordance with this by-law (even if such matter is already the subject of a notice to the shareholders or a public announcement, by a Nominating Shareholder).

4.            Manner of Timely Notice. To be timely, a Nominating Shareholder’s notice must be given:

A.	in the case of an annual meeting (including an annual and special meeting) of shareholders of the Corporation, not less than 30 days prior to the date of the meeting; provided, however, that in the event that the meeting is to be held on a date that is less than 50 days after the date (the “Notice Date”) on which the first Public Announcement of the date of the meeting was made, notice by the Nominating Shareholder must be given not later than the Close of Business on the tenth day following the Notice Date;

B.	in the case of a special meeting (which is not also an annual meeting) of shareholders of the Corporation called for the purpose of electing directors (whether or not also called for other purposes), not later than the Close of Business on the fifteenth day following the Notice Date; and

C.	notwithstanding the foregoing, in the case of an annual meeting of shareholders or a special meeting (which is not also an annual meeting) of shareholders of the Corporation called for the purpose of electing directors (whether or not also called for other purposes) where “notice-and-access” is used for delivery of proxy-related materials and the Notice Date is not less than 50 days before the date of the meeting, not less than 40 days prior to the date of the meeting.

5.            Proper Form of Notice. To be in proper written form, a Nominating Shareholder’s notice must set forth:

A.	as to each person whom the Nominating Shareholder proposes to nominate for election as a director:

(i)	the name, age, province or state, and country of residence of the person;

(ii)	the principal occupation, business or employment of the person, both present and within the five years preceding the notice;

(iii)	the number of securities of each class of voting securities of the Corporation or any of its subsidiaries beneficially owned, or controlled or directed, directly or indirectly, by such person, as of the record date for the meeting of shareholders of the Corporation (if such date shall then have been made publicly available and shall have occurred) and as of the date of such notice; and

(iv)	any other information relating to the person that would be required to be disclosed in a dissident’s proxy circular, a proxy statement or other filings in connection with solicitations of proxies for election of directors pursuant to the Act or Applicable Securities Laws, including, as applicable, Section 14 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder; and

B.	as to the Nominating Shareholder:

(i)	the number of securities of each class of voting securities of the Corporation or any of its subsidiaries beneficially owned, or controlled or directed, directly or indirectly, by such person or any joint actors, as of the record date for the meeting (if such date shall then have been made publicly available and shall have occurred) and as of the date of such notice;

(ii)	full particulars regarding any proxy, contract, arrangement, agreement, understanding or relationship pursuant to which such Nominating Shareholder has a right to vote or to direct or to control the voting of any shares of the Corporation; and

(iii)	any other information relating to such Nominating Shareholder that would be required to be disclosed in a dissident’s proxy circular, a proxy statement or other filings in connection with solicitations of proxies for election of directors pursuant to the Act or Applicable Securities Laws, including, as applicable, Section 14 of the Exchange Act, and the rules and regulations promulgated thereunder.

References to “Nominating Shareholder” in this Section 5 shall be deemed to refer to each shareholder of the Corporation that nominates a person for election as a director in the case of a nomination where more than one shareholder of the Corporation is involved in making such nomination.

6.            Power of the Chair. The chair of the applicable meeting of shareholders shall have the power and duty to determine whether a nomination was made in accordance with the procedures set forth in the foregoing provisions and, if any proposed nomination is not in compliance with such foregoing provisions, to declare that such defective nomination shall be disregarded.

7.            Delivery of Notice. Notwithstanding any other provision of this by-law, notice given to the Corporate Secretary of the Corporation pursuant to this by-law may only be given by personal delivery, courier service, registered mail (return receipt requested) or e-mail (provided that the Corporate Secretary has stipulated an e-mail address for purposes of this notice), and shall be deemed to have been given only at the time it is served by personal delivery, e-mail (at the address as aforesaid), or sent by courier service or registered mail (return receipt requested) to the Corporate Secretary at the address of the principal executive offices of the Corporation; provided that if such delivery or electronic communication is made on a day which is not a business day or later than 5:00 p.m. (Toronto time) on a day which is a business day, then such delivery or electronic communication shall be deemed to have been given on the first subsequent day that is a business day and any deadline for notice to be given hereunder specified as being by the Close of Business on a day that is not a business day shall be deemed to occur on the first subsequent day that is a business day.

8.            Increase in Number of Directors to be Elected. Notwithstanding any provisions in this by-law to the contrary, in the event that the number of directors to be elected at a meeting is increased effective after the time period for which the Nominating Shareholder’s notice would otherwise be due under this Section, a notice with respect to nominees for the additional directorships required by this by-law shall be considered timely if it shall be given not later than the Close of Business on the tenth day following the day on which the first Public Announcement of such increase was made by the Corporation.

9.            Notice for First Annual Meeting. Notwithstanding the foregoing, with respect to only the first annual meeting of shareholders held after the adoption by the board of this by-law, the timely notice requirements (in accordance with Section 4 of this by-law) shall be varied such that a Nominating Shareholder’s notice to the Corporate Secretary must be given no later than the later of (i) the latest applicable date otherwise provided for under Section 4 of this by-law and (ii) the Close of Business on the tenth day following the first Public Announcement of the general requirements of the by-law. All other requirements of this by-law shall strictly apply to such notice and any such Nominating Shareholder.

10.            Waiver. Notwithstanding the foregoing, the board may, in its sole discretion, waive any requirement in this by-law.

The foregoing by-law was made by the directors of the Corporation on the 29th day of January, 2025.